Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Corporate Relations
(216) 447-9000
CBIZ REPORTS SECOND-QUARTER AND FIRST-HALF 2005 RESULTS
REVENUE GROWS 12.7%; SAME-UNIT REVENUE GROWS 7.9%
Cleveland, Ohio (July 26, 2005)—CBIZ (Century Business Services, Inc.) (NASDAQ: CBIZ) today announced second-quarter and first-half results for the period ended June 30, 2005.
CBIZ reported revenue of $139.6 million for the second quarter ended June 30, 2005, an increase of 12.7% over the $123.9 million recorded for the second quarter of 2004. Same-unit revenue for the second quarter increased by 7.9%, or $9.8 million. Revenue from newly acquired operations contributed $6.1 million to revenue growth in the second quarter of 2005, while divested operations resulted in a revenue decline of $0.2 million compared with the second quarter a year ago. CBIZ reported income from continuing operations of $4.5 million for the second quarter 2005, or $0.06 per diluted share, compared with $3.4 million, or $0.04 per diluted share in the second quarter of 2004.
Through June 30, 2005, the Company had repurchased approximately 1.9 million shares, and through today, the Company has repurchased an additional 550,000 shares of common stock. The cost of this total purchase of approximately 2.4 million shares of common stock was approximately $9.9 million. At June 30, 2005, bank debt was $50.3 million compared with $67.5 million at the end of the first quarter of 2005.
For the six-month period ended June 30, 2005, CBIZ reported revenue of $295.0 million, a 9.8%, or $26.3 million increase over the $268.7 million recorded for the comparable six-month period a year ago. Same-unit revenue increased by 5.0%, or $13.4 million, for the first six months of 2005 compared to the same period a year ago. Acquisitions contributed $13.6 million to revenue growth for the first six months of 2005, while divested operations accounted for a revenue decline of $0.7 million compared with the same period a year ago. Income from continuing operations was $14.6 million for the first six months of 2005, or $0.19 per diluted share, compared with $16.2 million for the first six months of 2004, or $0.19 per diluted share.
“We are very pleased with our second quarter results,” stated Steven L. Gerard, Chairman and CEO. “The revenue and gross margin contributions of each of our four business segments improved over last year and our strong cash flow enabled us to both reduce our debt and continue our share repurchase program. This represents the eighth consecutive quarter of same-unit revenue growth. The second quarter’s 7.9% growth rate was the highest increase we have reported over this two-year period. We remain on track to achieve our goal of 20-

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

25% increase in earnings per share for the full year 2005 over the $0.21 reported for the full year 2004,” concluded Mr. Gerard.
CBIZ will host a conference call later this morning to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts wishing to participate in the conference call may dial 1-888-545-0687 several minutes before 11:00 a.m. (ET). If you are dialing from outside the United States, dial 1-630-691-2764. A replay of the call will be available starting at 1:00 p.m. (ET), July 26 through midnight (ET), July 29, 2005. The dial-in number for the replay is 1-877-213-9653. If you are listening from outside the United States, dial 1-630-652-3041. The access code for the replay is 12195425. A replay of the webcast will also be available on the Company’s web site at www.cbiz.com.
CBIZ is a provider of professional business services to companies throughout the United States. As the largest benefits specialist, one of the top accounting, valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides internal audit; Sarbanes-Oxley section 404 compliance; valuation; litigation advisory; government relations; commercial real estate advisory; wholesale life and group insurance; healthcare consulting; medical practice management; and capital advisory services. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
     For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CENTURY BUSINESS SERVICES, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2005 AND 2004
(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	JUNE 30,

	2005	%	2004 (1)%
Revenue	$139,635	100.0%	$123,920	100.0%

Operating expenses	121,482	87.0%	109,151	88.1%

Gross margin	18,153	13.0%	14,769	11.9%

Corporate general and administrative expense	7,449	5.4%	6,023	4.9%
Depreciation and amortization expense	3,828	2.7%	4,072	3.2%

Operating income	6,876	4.9%	4,674	3.8%

Other income (expense):
Interest expense	(845)	-0.6%	(429)	-0.3%
Gain on sale of operations, net	—	0.0%	534	0.4%
Other income, net	999	0.7%	292	0.2%

Total other income, net	154	0.1%	397	0.3%

Income from continuing operations before income tax expense	7,030	5.0%	5,071	4.1%

Income tax expense	2,577		1,685

Income from continuing operations	4,453	3.2%	3,386	2.7%

Loss from operations of discontinued businesses, net of tax	(1,127)		(1,004)
Loss on disposal of discontinued businesses, net of tax	—		—

Net income	$3,326	2.4%	$2,382	1.9%

Diluted earnings (loss) per share:
Continuing operations	$0.06		$0.04
Discontinued operations	(0.02)		(0.01)

Net income	$0.04		$0.03

Diluted shares outstanding	76,947		80,150

Other data from continuing operations:
EBIT (2)	$7,875		$4,966
EBITDA (2)	$11,703		$9,038
(1) Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.
(2) EBIT represents income from continuing operations before income taxes, interest expense, and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CENTURY BUSINESS SERVICES, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(In thousands, except percentages and per share data)

	SIX MONTHS ENDED
	JUNE 30,

	2005	%	2004 (1)%

Revenue	$294,993	100.0%	$268,722	100.0%

Operating expenses	248,918	84.4%	223,275	83.1%

Gross margin	46,075	15.6%	45,447	16.9%

Corporate general and administrative expense	13,872	4.7%	11,749	4.4%
Depreciation and amortization expense	7,787	2.6%	7,967	2.9%

Operating income	24,416	8.3%	25,731	9.6%

Other income (expense):
Interest expense	(1,626)	-0.6%	(669)	-0.2%
Gain on sale of operations, net	—	0.0%	917	0.3%
Other income, net	1,557	0.5%	824	0.3%

Total other income (expense), net	(69)	-0.1%	1,072	0.4%

Income from continuing operations before income tax expense	24,347	8.2%	26,803	10.0%

Income tax expense	9,764		10,617

Income from continuing operations	14,583	4.9%	16,186	6.0%

Loss from operations of discontinued businesses, net of tax	(3,011)		(2,223)
Loss on disposal of discontinued businesses, net of tax	(109)		—

Net income	$11,463	3.9%	$13,963	5.2%

Diluted earnings (loss) per share:
Continuing operations	$0.19		$0.19
Discontinued operations	(0.04)		(0.02)

Net income	$0.15		$0.17

Diluted shares outstanding	77,338		84,038

Other data from continuing operations:
EBIT (2)	$25,973		$26,555
EBITDA (2)	$33,760		$34,522
(1) Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.
(2) EBIT represents income from continuing operations before income taxes, interest expense, and gain on divested operations. EBITDA represents EBIT as defined above before depreciation and amortization expense. The Company has included EBIT and EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. EBIT and EBITDA should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

CENTURY BUSINESS SERVICES, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
(In thousands, except percentages and ratios)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2005	2004 (3)	2005	2004 (3)
Revenue
Accounting, Tax & Advisory Services	$58,657	$49,648	$138,087	$120,205
Benefits & Insurance Services	36,862	36,267	72,587	72,314
National Practices — Other	19,834	16,486	36,864	34,144
Medical Practice Management	24,282	21,519	47,455	42,059
Total	$139,635	$123,920	$294,993	$268,722

Gross margin
Accounting, Tax & Advisory Services	$6,801	$4,855	$30,393	$26,354
Benefits & Insurance Services	7,969	7,746	13,854	15,251
National Practices — Other	2,733	1,553	3,860	3,696
Medical Practice Management	4,590	3,705	8,136	6,848
Total (1)	$18,153	$14,769	$46,075	$45,447
SELECT BALANCE SHEET DATA AND RATIOS

	JUNE 30,	DECEMBER 31,
	2005	2004 (3)
Cash and cash equivalents	$3,506	$5,291
Restricted cash	$10,782	$10,089
Accounts receivable, net	$114,248	$100,426
Total current assets before funds held for clients	$152,152	$152,703
Funds held for clients	$57,725	$32,787
Goodwill and other intangible assets	$178,768	$172,644

Total assets	$448,066	$413,773

Current liabilities before client fund obligations	$75,876	$73,315
Client fund obligations	$57,725	$32,787
Bank debt	$50,250	$53,900

Total liabilities	$196,077	$167,276

Treasury stock	$(93,227)	$(85,650)

Total stockholders’ equity	$251,989	$246,497

Bank debt to equity	19.9%	21.9%
Days sales outstanding (2)	75	73

Shares outstanding	74,371	75,651

Basic shares outstanding	75,455	79,217

Diluted shares outstanding	77,338	81,477

(1) Includes operating expenses recorded by corporate and not directly allocated to the business units of $3,940 and $3,090 for the three months ended June 30, 2005 and 2004, and $10,168 and $6,702 for the six months ended June 30, 2005 and 2004, respectively.
(2) Days sales outstanding (DSO) represent accounts receivable (before the allowance for doubtful accounts) and unbilled revenue (net of realization adjustments) at the end of the period, divided by daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles (GAAP).
(3) Certain amounts in the 2004 financial data have been reclassified to conform to the current year presentation.

6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007